Exhibit 10.40

November 23, 2005

Confidential

Mr John Braddon
4/58 Durrant Street
BRIGHTON  3186

Dear John

I am very pleased to offer you the position a position in our Financial Accounting Team with CPT Custodian Pty Limited (as Trustee for Centro Management Services Trust) ABN 94 774 879 390 (“Centro”), (a member of the Centro Properties Group), with effect from a date yet to be set.  This offer is made subject to the granting of an appropriate work permit or visa, allowing you to be seconded to Centro Watt Management Joint Venture LP.

You will be employed on the terms and conditions set out below.  You must also comply with Centro Policies as amended from time to time (although they do not form part of your employment contract).

Appointment:	Your position will be as per the attached letter of secondment, and your duties will be as set out in the position description attached to that letter.

Continuing Application of this Agreement:

You may be required to undertake other duties and responsibilities, or to hold other positions, from time to time. Your reporting responsibility, position title and location of work may also be altered. Should any of these events occur, the terms and conditions in this Agreement shall apply unless agreed otherwise in writing between you and Centro.

Terms of Engagement:	This appointment will be on a full-time, ongoing basis subject to the probationary clause set out below.

Employment Hours:

Your usual hours of employment will be from 8.30 a.m. to 5.00 p.m Monday to Friday. You are entitled to a one hour lunch break each working day. You may be required to work additional hours to meet your job requirements. Compensation for the working of all such hours to fulfil this requirement has been included in your remuneration package.

Probationary Period:

Staff appointments are made on a probationary basis as a matter of policy and in the best interests of Centro and the appointee.

Your employment will be subject to a three month probationary period which will conclude three months after your commencement date. During this probationary period, either party may terminate the employment contract with one week’s written notice.

Towards the end of the probationary period, a formal performance review will be conducted.

Subject to a satisfactory review result, continuity of employment will be offered from the end of the probationary period. Once your appointment has been confirmed, the regular termination provisions of this contract will apply to your employment.

Base Remuneration:

Your initial Base Remuneration will be $160,000.00 per annum. This may be comprised of:

•      An annual amount which represents employer superannuation contributions in accordance with the requirements of the Superannuation Guarantee legislation. The minimum amount will be $12,140.00, based on 9% of your paid salary up to a salary ceiling set by the Superannuation Guarantee legislation (currently $134,880 per annum).

•      The balance which you may elect to take as a combination of cash, additional voluntary superannuation payments (subject to deductible limits), or a salary sacrifice for the provision of a Vehicle under the Company’s Motor Vehicle policy (see below).

This Base Remuneration includes compensation for all entitlements, benefits or payments that might otherwise be due under any applicable industrial instrument, including but not limited to out of hours work, overtime, allowances, annual leave loading, severance payments, shift penalties, and holiday rates. No special rates or allowances for working particular times or under particular conditions will be payable unless specified in this contract.

You should complete the enclosed form to nominate the components of the package. Salary will be paid on or about the fifteenth day of each month.

In order to obtain taxation rebates to which you are entitled you should complete the attached Taxation Employment Declaration form. This form should be returned with all other forms enclosed.

Remuneration Review:

Centro reviews remuneration annually, usually in August/September with effect from 1 July of that year. Your first review will be effective from 1 July 2006.

Any remuneration increase will be granted at the discretion of Centro. Centro is not bound to grant any remuneration increase in any given year.

Motor Vehicle Policy:	For service in Australia, you will be entitled to participate in the Centro Motor Vehicle policy which provides you with the opportunity to enter into a Novated Lease arrangement between

Centro’s fleet management provider, Centro and yourself.

Share Allocations:

Centro from time to time invites employees to participate in the Centro Employee Share Plan (the “Plan”). Allocations of Centro securities will be made entirely at the discretion of Centro in accordance with legislative requirements, and the rules of the Plan. The rules of the Plan may be altered from time to time by Centro.

Contingent Shares:

In order to encourage participation and your focus on Centro’s shareholder returns, a recommendation to offer you 100,000 contingent securities (i.e. Centro securities issued under the Plan) will be made at the time of the next Plan offer, with a vesting condition as follows:

When Centro’s Total Shareholder Return (“TSR”) is measured against the TSR of its nominated comparator group (each Listed Property Trust in the ASX 200) after a three year vesting period:

•      where the Centro TSR exceeds that of 50% of the comparator group, 40% of the securities will be retained by you

•      where the Centro TSR exceeds that of 80% of the comparator group, 100% of the securities will be retained by you

Bonus:

A Centro Bonus Scheme with a maximum payment of 20% of Base Remuneration will apply. For the period ending 30 June in each year, a target bonus of 50% of the maximum payment (20%), (pro-rated for months of service in the financial year) will be earned under the Centro Bonus Scheme, where performance achieves the target set by the Board. In the event of employment terminating for any reason prior to the end of a financial year, no pro rata bonus will be awarded for that financial year unless specifically agreed by the Centro Board.

Superannuation:

For service in Australia, under “Fund Choice” legislation, you have the opportunity to select your own preferred complying superannuation fund. Please find attached a “Standard Choice” form (including information and instructions).

You are also eligible for membership of Centro’s default Superannuation Plan – MLC Masterkey Business Super “Default Fund”. Information on the Default Fund is available in the Product Disclosure Statement at www.mlc.com.au.

You may make a choice by completing the “Standard Choice” form and returning it to Lyn Alexander, Payroll Administrator. Alternatively, you may elect to become a member of the Default Fund. If this is your preference, you do not need to complete and return the form. In this event, you will be enrolled in the Default

Fund, and information relating to this Fund will be forwarded to you in due course by MLC.

Centro will contribute to the Super Fund you choose or the Default Fund, a minimum of the amount required by the Superannuation Guarantee Charge legislation. The minimum amount is currently 9% of your gross cash salary, up to a salary ceiling set by legislation (currently $134,880).

You may also elect to make additional superannuation contributions from your salary (subject to deductible limits).

Death and Permanent Disability Cover:

You will be included in the Centro Insurance Plan, which provides for a payment of a multiple of your Base Remuneration in the event of your Death or Total and Permanent Disability (subject to the conditions of Centro’s Insurance Policy as varied from time to time and to satisfying the medical criteria of our insurer).

The multiple of Base Remuneration is based on your age next birthday as follows:

	Age next Birthday	Multiple of Base Remuneration	Age next Birthday	Multiple of Base Remuneration
	Up to 49	5.00	58	2.75
	50	4.75	59	2.50
	51	4.50	60	2.25
	52	4.25	61	2.00
	53	4.00	62	1.75
	54	3.75	63	1.50
	55	3.50	64	1.00
	56	3.25	65	0.00
	57	3.00

Please complete the attached Death and Total & Permanent Disability Plan - Benefit Nomination form. This form should be returned with all other forms enclosed.

Annual Leave Entitlements:

For service in Australia, your annual leave entitlement for a full twelve months’ service is 20 working days. For convenience, annual leave entitlements are calculated on a calendar year basis. At the end of each calendar year you will be entitled to pro-rata annual leave calculated on the basis of 1.66 days for each completed month of service. In the event of separation from Centro, calculation of accrued and pro-rata entitlements will be based on your commencement date.

Centro does not encourage the accumulation of annual leave. In the event that you accrue annual leave in excess of 30 days, Centro may direct you to take annual leave to reduce your excess balance.

Long Service Leave:	Your entitlement to long service leave will be in accordance with the provisions of legislation applicable in the state in which you are employed.

Sick Leave:

For service in Australia, your entitlement to sick leave will be 10 days per annum to cover instances of personal illness or injury. Leave will be credited at commencement and at each anniversary, and any unused sick leave will accumulate from year to year. Accrued sick leave will not be paid out on termination of employment.

Centro Policies:

Centro retains an exclusive right to vary, change or terminate existing policies and to devise and introduce new policies.

Copies of the Centro Code of Conduct, Employee Trading in Securities Policy and Trade Practices Compliance Manual are enclosed for your reference.

Your return of a signed copy of this letter is acknowledgement that you have read and understand these documents and your obligations as outlined in them.

Confidential Information and Misleading and Deceptive Conduct:

You agree that you will not use or disclose confidential information about Centro or other parts of the Centro Properties Group gained by you, or make any improper use of your position to gain, either directly or indirectly, an advantage for yourself or for any other person, or cause detriment to investors in the Centro Properties Group, or any other business in which the Centro Properties Group is involved.

Termination of your employment does not operate to terminate the provisions set out in this clause, which shall remain in full force and effect and binding on you.

You agree that you will not indulge in any misleading and/or deceptive conduct or make any false and/or misleading representations or indulge in any unconscionable conduct.

Police Check:

This offer is made subject to the results of a police check to assess your suitability for employment and that no offences have been recorded which are incompatible with your position with Centro. By signing and returning the copy of this letter, together with the attached consent form completed and signed, you consent to such a check being conducted.

Private Commercially Oriented Activities:

You may not undertake private commercially oriented activities unless both of the following conditions are met:

(a)   There must be no conflict of interest between the activity undertaken and your job at Centro; and

(b) The undertaking of these activities must not in any way detrimentally affect your ability to perform your job at Centro.

Intellectual Property:

You must disclose to the Company all work, ideas, concepts, designs, inventions, developments and improvements made in or during the course of your employment or with the use of any of Centro’s time, materials or facilities whether made or conceived alone or with others.

You must, when required, do all things and execute all documents necessary to give effect to this clause.

Termination of your employment does not operate to terminate the provisions set out in this clause which shall remain in full force and effect and binding on you.

Termination:

Your employment may be terminated by either party providing to the other party four weeks notice in writing.

The period of notice from Centro will be increased by one week if you are over 45 years of age and have completed two (2) years continuous service.

Alternatively, Centro may provide you with payment in lieu of notice for some or all of the notice period.

Notwithstanding this notice provision, Centro may terminate your employment immediately if, in the opinion of Centro you are guilty of any serious misconduct, dishonesty or where you have engaged in conduct which endangers or might endanger the health of others, which seriously prejudices Centro’s business, or which is of any other nature such that it would be unreasonable for Centro to continue your employment during the period of notice. In such circumstances Centro is not required to provide you with any notice of termination.

In the event of termination it is agreed that you will return any reports, plans, manuals or other documents or property belonging to the Company which may have come into your possession.

On resignation, you agree that you will make comprehensive file notes of procedures and work-in-progress.

If you wish to accept this appointment on the terms and conditions outlined, please sign, date and return to Centro the attached copy of this letter.

I take this opportunity of wishing you success in your employment with Centro.

Yours sincerely,

Andrew T. Scott
Chief Executive Officer

I accept the offer of employment with Centro on the terms and conditions set out above, and acknowledge receipt of the Centro Code of Conduct, Employee Trading in Securities Policy and Trade Practices Manual.

Signed:

Date: